Exhibit (r)(2)

Code of Business Conduct and Ethics

July 21, 2014

Code of Business Conduct and Ethics

July 21, 2014

1.	Objective

BlackRock, Inc. and its subsidiaries (collectively, “BlackRock”) have maintained a reputation for conducting their business activities in the highest ethical and professional manner. Indeed, BlackRock’s reputation for integrity is one of its most important assets and has been instrumental in its business success. Each BlackRock employee, officer and director — whatever his or her position — is responsible for continuing to uphold these high ethical and professional standards.

This Code of Business Conduct and Ethics (the “Code”) covers a wide range of business activities, practices and procedures. It does not cover every issue that may arise in the course of BlackRock’s many business activities, but it sets out basic principles designed to guide employees, officers and directors of BlackRock. All of our employees, officers and directors must conduct themselves in accordance with this Code, and seek to avoid even the appearance of improper behavior. This Code is a statement of policies for individual and business conduct and does not, in any way, constitute an employment contract or an assurance of continued employment.

Any employee who violates the requirements of this Code will be subject to disciplinary action, to the extent permitted by applicable law. If you are in or aware of a situation which you believe may violate or lead to a violation of this Code or other BlackRock policies, you should follow the reporting process described in Section 15 of this Code.

2.	Compliance with Laws and Regulations

BlackRock’s business activities are subject to extensive governmental regulation and oversight. In particular, as an investment adviser and sponsor of investment companies and other investment products, BlackRock is subject to regulation under numerous US federal and state laws (such as the Investment Advisers Act of 1940, the Investment Company Act of 1940, various state securities laws, ERISA, and the Commodity Exchange Act), as well as the laws and regulations of the other jurisdictions in which we operate. Applicable laws broadly prohibit fraudulent, manipulative or deceptive market activities of any kind, either directly or indirectly, in connection with any security or derivative instrument (including but not limited to equities, debt, security-based swaps, swaps and futures). Importantly, violations may occur regardless of whether the conduct in question was intended to create or actually resulted in an artificial price. All BlackRock employees, when engaging in transactions on behalf of BlackRock’s clients, are expected to comply with all applicable anti-fraud and manipulation rules. In addition, BlackRock is subject to regulation and oversight, as a public company, by the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange and, based on the ownership interest held by The PNC Financial Services Group, Inc. (“PNC”), the Federal Reserve Board. Finally, BlackRock is subject to increased regulatory scrutiny by virtue of its ownership of a trust bank, the Office of the Comptroller of the Currency as a result of the services it provides to a wide variety of high profile clients, including the US and various foreign governments and corporations.

It is, of course, essential that BlackRock comply with the laws and regulations applicable to its business activities. Although you are not expected to know the details of these laws and regulations, it is important to know enough about them to determine when to seek advice from supervisors and BlackRock’s Legal & Compliance Department (“L&C”). You must abide by applicable law in the country where you are located. In some instances, there may be a conflict between the applicable laws of two or more countries, states, or provinces. If you encounter such a conflict, or if a local law conflicts with a policy set forth in this Code, you should consult with your supervisor or L&C to determine the appropriate course of action.

Code of Business Conduct and Ethics

July 21, 2014

To assist in this effort, BlackRock has provided employees with its Compliance Manual and various policies and procedures which provide guidance for complying with these laws and regulations. In addition, the BlackRock holds information and training sessions, including an annual compliance program provided by L&C, to assist employees in achieving compliance with the laws and regulations applicable to BlackRock and its activities.

In addition, as a public company, BlackRock is required to file periodic reports with the SEC. It is BlackRock’s policy to make full, fair, accurate, timely and understandable disclosure in compliance with applicable rules and regulations in all periodic reports required to be filed by BlackRock.

3.	Conflicts of Interest

Your obligation to conduct BlackRock’s business in an honest and ethical manner includes the ethical handling of actual, apparent and potential conflicts of interest between personal and business relationships. A “Conflict of Interest” may arise under various circumstances. A Conflict of Interest arises when a person’s private interest interferes, or even appears to interfere, in some way with the interests of BlackRock. A conflict situation can arise when an employee, officer or director, or his or her immediate family members sharing the same household takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of Interest arise when an employee, officer or director, or members of his or her immediate family members sharing the same household, receives improper personal benefits as a result of his or her position. Loans to, or guarantees of obligations of, employees, directors or their immediate family members, or members sharing the same household, may create conflicts of interest.

Conflicts of interest may also arise when a BlackRock employee or officer engages in outside activities with third parties. Thus, employees and officers of BlackRock may only engage in such activities after receiving pre-clearance approval under BlackRock’s Outside Activity Policy. Moreover, directors of BlackRock must notify BlackRock’s Corporate Secretary in advance of accepting an invitation to serve on the Board or similar governing body of another public company (who will, in turn, review the proposed position with the Chairman of the Board and the Chairman of the Nominating and Governance Committee as required by BlackRock’s Corporate Governance Guidelines). In addition, potential Conflicts of Interest may arise between the interests of BlackRock on the one hand and the interests of one or more of its clients on the other hand. As an investment adviser and fiduciary, BlackRock has a duty to act solely in the best interests of its clients and to make full and fair disclosure to its clients.

Conflicts of Interest may not always be clear-cut and it is not possible to describe every situation in which a conflict of interest may arise. Therefore, if you have a question, you should consult your supervisor, or a member of L&C. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or a member of L&C.

4.	Insider Trading

Employees, officers and directors who have access to confidential information about BlackRock, our clients or issuers in which we invest client assets are not permitted to use or share that information for security trading purposes or for any other purpose except in the proper conduct of our business. All non-public information about BlackRock or any of our clients or issuers should be considered “confidential information.” To use material, non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal.

Code of Business Conduct and Ethics

July 21, 2014

In this regard, BlackRock has adopted an Insider Trading Policy and a Personal Trading Policy. Under the Personal Trading Policy, BlackRock employees are required to pre-clear all advisory transactions in securities (except for certain exempt securities such as mutual funds and Treasury bills). If you have any questions regarding the use of confidential information or any of the above securities trading policies, please consult a member of L&C.

5.	Corporate Opportunities

Employees, officers and directors are prohibited from taking for themselves personal opportunities that are discovered through the use of corporate property, information or position without the consent of the Board of Directors or, in some cases, the General Counsel. No employee, officer or director may use corporate property, information, or position for improper personal gain, and no employee, officer or director may compete with BlackRock directly or indirectly. Employees, officers and directors owe a duty to BlackRock to advance its legitimate interests when the opportunity to do so arises.

6.	Competition and Fair Dealing

We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Misappropriating proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. We should each endeavor to respect the rights of and deal fairly with BlackRock’s clients, vendors and competitors. No one in the course of conducting BlackRock’s business should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

7.	Entertainment and Gifts

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with clients or vendors. No gift or entertainment should ever be offered, given, provided or accepted by any BlackRock employee, officer, or director, or members of their immediate family members sharing the same household unless it: (i) is unsolicited; (ii) is not a cash gift; (iii) is consistent with customary business practices; (iv) is not excessive in value; (v) cannot be construed as a bribe or payoff; (vi) is given or accepted without obligation; (vii) is not intended to induce or reward improper performance of a function or activity or to obtain or retain business or an advantage in the conduct of business; and (viii) does not violate applicable laws or regulations, including those applicable to persons associated with public or private pension plans, and those regulated by any financial services authority, such as brokers or registered representatives regulated by the Financial Industry Regulatory Authority (“FINRA”). Additional guidance regarding gifts and entertainment is contained in the Global Gifts and Entertainment Policy, the Compliance Manual and BlackRock’s Corporate Travel and Entertainment Policy. Please discuss with your supervisor or a member of L&C any gift or entertainment which you are not certain is appropriate.

What is acceptable in the commercial business environment may be entirely unacceptable in dealings with the public sector in the United States, the United Kingdom and other countries. There are strict laws that govern providing gifts and entertainment, including meals, transportation and lodging, to public officials. You are prohibited from providing gifts or anything of value to public officials or their employees or members of their families in connection with the BlackRock’s business for the purpose of obtaining or retaining business or a business advantage. For more information, see Section 12 of this Code entitled “Bribery and Corruption” and BlackRock’s Policy on Anti-Bribery and Corruption.

Code of Business Conduct and Ethics

July 21, 2014

8.	Discrimination and Harassment

The diversity of BlackRock’s employees is a tremendous asset. BlackRock is firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. In particular, it is BlackRock’s policy to comply with the law by affording equal opportunity to all qualified applicants and existing employees without regard to race, religion, color, national origin, sex (including pregnancy and gender identity), sexual orientation, age, ancestry, physical or mental disability, marital status, political affiliation, citizenship status, genetic information, or protected veteran status or any other basis that would be in violation of any applicable ordinance or law. All personnel actions, including but not limited to recruitment, selection, hiring, training, transfer, promotion, termination, compensation, and benefits conform to this policy. In addition, BlackRock will not tolerate harassment, bias or other inappropriate conduct on the basis of race, color, religion, national origin, sex (including pregnancy and gender identity), sexual orientation, disability, age, ancestry, physical or mental disability, marital status, political affiliation, citizenship status, genetic information, or status as a Vietnam-era veteran or any other basis by a manager, supervisor, employee, customer, vendor or visitor that would be in violation of any applicable ordinance or law. BlackRock’s Equal Employment Opportunity Policy and other employment policies are available on the intranet.

9.	Recordkeeping

BlackRock requires honest and accurate recording and reporting of information in order to conduct its business and to make responsible business decisions. In addition, since BlackRock is engaged in a variety of financial services activities and is a public company, it is subject to extensive regulations regarding maintenance and retention of books and records. BlackRock’s record retention policies are available on the intranet.

Generally, all of BlackRock’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect BlackRock’s transactions and must conform both to applicable legal requirements and to BlackRock’s system of internal controls.

Many employees regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is proper, ask your supervisor or the Finance Department. BlackRock’s Global Employee Travel & Expense Reimbursement Policy is available on the intranet.

Business records and communications often become public, and employees should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according BlackRock’s record retention policies. Finally, in the event of litigation or governmental investigations, please consult L&C regarding any specific record-keeping requirements or obligations.

10.	Confidentiality

Generally, BlackRock employees, officers and directors must maintain the confidentiality of confidential information entrusted to them by BlackRock or its clients, except when disclosure is authorized by L&C or required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to BlackRock or its clients, if disclosed. It also includes information that clients and other parties have entrusted to us. The obligation to preserve confidential information continues even after employment ends. Any questions regarding this policy or other issues relating to confidential information should be directed to a member of L&C.

Code of Business Conduct and Ethics

July 21, 2014

11.	Protection and Proper Use of BlackRock Assets

You should endeavor to protect BlackRock’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on BlackRock’s profitability. Any suspected incident of fraud or theft must immediately be reported to L&C for investigation, and employees are strongly encouraged to report the incident to their supervisors. BlackRock technology, equipment or other resources should not be used for non-BlackRock business, though incidental personal use may be permitted.

Your obligation to protect BlackRock’s assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, systems, software programs, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate BlackRock policy, and it could also be illegal and result in civil and/or criminal penalties. BlackRock’s Intellectual Property Policy details each employee’s obligation to protect BlackRock’s intellectual property.

12.	Bribery and Corruption

BlackRock employees, officers, directors or representatives are prohibited from offering or giving anything of value, directly or indirectly to:

a)	public officials – if the intention is to influence the official and obtain; or

b)	persons in the private sector – if the purpose is to induce such persons to perform (or reward them for performing) a relevant function or activity improperly.

It is strictly prohibited to make illegal payments to public officials of any country for the purpose of obtaining or retaining business or an advantage in the course of business conduct. See BlackRock’s Anti-Bribery and Corruption Policy.

Charitable contributions can give rise to breaches of anti-bribery laws. Guidance on these issues is set out in BlackRock’s Political Contributions Policy.

Additionally, many laws govern the limitations and/or prohibitions on contributions to political candidates and parties, as well as the employment of former governmental personnel. Guidance regarding political contributions is contained in BlackRock’s Political Contributions Policy.

13.	Drugs and Alcohol

BlackRock prohibits the use, possession or distribution of illegal drugs by employees while employed by BlackRock. Also, the BlackRock prohibits any use of alcohol by employees that might affect their fitness for duty or job performance, the operations of BlackRock, and/or their security or safety or that of others. For some jurisdictions, newly hired employees may be required to submit to drug screening tests on a timely basis and, where required to submit to the screening, must pass it in order to be employed by BlackRock. For some jurisdictions, a current employee may also be asked to submit to and pass drug screening and alcohol detection tests under certain circumstances.

Code of Business Conduct and Ethics

July 21, 2014

14.	Waivers of the Code of Business Conduct and Ethics

BlackRock will waive application of the policies set forth in this Code only where circumstances warrant granting a waiver. Any waiver of this Code for executive officers or directors may be made only by BlackRock’s Board of Directors or a committee of the Board and will be promptly disclosed as required by law or stock exchange regulation.

15.	Reporting Any Illegal or Unethical Behavior

Employees must immediately report illegal or unethical behavior to a member of L&C who supports your department or a Managing Director within L&C. In addition, employees of BlackRock may utilize the Employee Complaint Hotline. The BlackRock intranet homepage contains the link to the hotline toll-free number. Employees may also make a report by completing information set out on a link on BlackRock’s internal website for reporting illegal, unethical or inappropriate business practices or conduct or violations of BlackRock’s compliance policies. Employees are encouraged to provide their names as this information may make it easier for BlackRock to investigate a concern and to provide the employee with protection against retaliation. Employees outside of the European Union may, however, choose to report any concern anonymously. Employees in the European Union may report a concern anonymously if such concern relates to finance, financial crimes, accounting, auditing, falsification of business records, bribery and anti-corruption (or in accordance with further restrictions applicable to a particular EU country).

Reports will be treated confidentially to the extent reasonably possible. Due to certain requirements under data protection laws in Europe, BlackRock may be obligated to inform the subject of a reported violation in Europe that the report was filed and how he or she may exercise his or her right to access and correct the information regarding the allegation. However, this right to access information does not automatically entitle the subject of the allegation to information identifying the person who reported the allegation.

BlackRock will not discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee in the terms and conditions of employment because of a report of misconduct by others made in good faith. Employees are expected to cooperate in internal investigations of misconduct.

The General Counsel of BlackRock will report material violations of this Code or the policies and procedures referenced herein to the Board of Directors of BlackRock (or a committee thereof) and to BlackRock’s Office of the Chairman.

16.	Compliance Procedures

We must all work to ensure prompt and consistent action against violations of this Code. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or potential problem in a complete and thorough manner. Your consideration of a new issue or potential problem should include, but not necessarily be limited to these basic steps:

Make sure you have all the facts.

In order to reach the right solutions, we must be as fully informed as possible.

Ask yourself:

What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, seek guidance before acting.

Code of Business Conduct and Ethics

July 21, 2014

Clarify your responsibility and role.

In most situations, there is shared responsibility. Is your supervisor informed? It may help to get others involved and discuss the problem.

You may report violations in confidence and without fear of retaliation.

BlackRock does not permit retaliation of any kind against employees for good faith reports of violations.

Always ask first, act later.

If you are unsure of what to do in any situation, seek guidance before you act.

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